INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this [_] day of [__________], 2013, by and between SharesPost 100 Fund (the “Fund”), a Delaware statutory trust, which is registered as an investment company under the Investment Company Act of 1940, as amended (the “ICA”), and [__________] (the “Trustee”).

RECITALS

WHEREAS, the Fund, which is organized under the Statutory Trust Act of the State of Delaware (as amended, the “DSTA”), wishes to enter into this Agreement to set forth certain rights and obligations of the Trustee and the Fund with respect to the Trustee’s service as a member of the Board of Trustees of the Fund (the “Board of Trustees”);

WHEREAS, it is essential to the Fund that it be able to retain and attract members of the Board of Trustees, especially trustees who are not interested persons of the Fund or the Investment Adviser as that term is defined in the ICA (the “Independent Trustees”), the most capable persons available;

WHEREAS, increased litigation has subjected Independent Trustees to litigation risks and expenses, and the limitations on the availability of directors and officers liability insurance have made it increasingly difficult for the Fund to attract and retain such persons;

WHEREAS, the Board of Trustees has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Fund’s shareholders and that the Fund should contractually obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Fund free from undue concern that they will not be so indemnified;

WHEREAS, Trustee performs a valuable service to the Fund in Trustee’s capacity as an Independent Trustee of the Fund;

WHEREAS, the Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) includes provisions providing for the indemnification of the trustees of the Fund, as authorized by the DSTA;

WHEREAS, the Declaration of Trust and the DSTA, by their non-exclusive nature, permit contracts between the Fund and its trustees with respect to indemnification of such persons;

WHEREAS, in recognition of Trustee’s need for (a) substantial protection against personal liability as a condition to Trustee’s service to the Fund in Trustee’s capacity as an Independent Trustee of the Fund, in addition to Trustee’s reliance on the Declaration of Trust, which Trustee believes is inadequate in the present circumstances, and (b) specific contractual assurance of Trustee’s rights to full indemnification against risks and expenses (regardless of, among other things, any amendment to or revocation of the Declaration of Trust, any change in the composition of the Board of Trustees or a change in control of the Fund); and

WHEREAS, in order to induce Trustee to serve as an Independent Trustee of the Fund, the Fund has determined and agreed to enter into this Agreement with Trustee.

NOW, THEREFORE, in consideration of Trustee’s service as an Independent Trustee of the Fund following the date hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and Trustee hereby agree as follows:

1.          Indemnity of Trustee. The Fund agrees to hold harmless and indemnify Trustee to the fullest extent authorized or permitted by law and the provisions of the Declaration of Trust, as the same may be amended from time to time (but, only to the extent that such amendment permits the Fund to provide broader indemnification rights than such law or the Declaration of Trust permitted prior to adoption of such amendment). For purposes of this Agreement, the meaning of the phrase “to the fullest extent authorized or permitted by law” shall include, but not be limited to: (i) to the fullest extent authorized or permitted by the provision of the DSTA that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DSTA or such provision thereof; (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DSTA adopted after the date of this Agreement that increase the extent to which a statutory trust may indemnify its trustees and officers; and to the fullest extent authorized or permitted by the ICA existing as of the date of this Agreement, or as it may hereafter be amended.

2.          Additional Indemnity. In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 3 hereof, the Fund further agrees to hold harmless and indemnify Trustee:

(a)          against any and all (i) expenses (including attorneys’ fees), retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any appeal thereof or related thereto (a “Proceeding”), or responding to, or objecting to, a request to provide discovery in any Proceeding, (ii) damages, judgments, fines and amounts paid in settlement and any other amounts that Trustee becomes legally obligated to pay (including any federal, state or local taxes imposed on Trustee as a result of receipt of reimbursements or advances of expenses under this Agreement) and (iii) the premium, security for, and other costs relating to any costs bond, supersedes bond, or other appeal bond or its equivalent, whether civil, criminal, arbitrational, administrative or investigative with respect to any Proceeding (items under clauses, (i), (ii) and (iii), collectively, the “Expenses”) actually and reasonably incurred by Trustee, or on Trustee’s behalf, because of any claim or claims made against or by him in connection with any Proceeding, whether formal or informal (including an action by or in the right of the Fund), to which Trustee is, was or at any time becomes a party or a witness, or is threatened to be made a party to, participant in or a witness with respect to, by reason of the fact that Trustee is, was or at any time becomes a trustee of the Fund (“Fund Status”);

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(b)          against any and all Expenses actually and reasonably incurred by Trustee, or on Trustee’s behalf, if Trustee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Fund to procure a judgment in its favor;

(c)          against any and all Expenses actually and reasonably incurred by Trustee, or on Trustee’s behalf, if Trustee is, by reason of his or her Fund Status, a witness in any Proceeding to which Trustee is not a party and is not threatened to be made a party; and

(d)          otherwise to the fullest extent as may be provided to Trustee by the Fund under the non-exclusivity provisions of the DSTA and the Declaration of Trust.

3.          Limitations on Additional Indemnity. No indemnity pursuant to Section 2 hereof shall be paid by the Fund:

(a)          on account of any claim or Proceeding against Trustee for an accounting of profits made from the purchase or sale by Trustee of securities of the Fund pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as heretofore or hereafter amended (the “Exchange Act”), or similar provisions of any federal, state or local law if the final, non-appealable judgment of a court of competent jurisdiction finds Trustee to be liable for disgorgement under Section 16(b) of the Exchange Act;

(b)          on account of Trustee’s conduct that is established by a final, non-appealable judgment of a court of competent jurisdiction as willful misfeasance, bad faith or gross negligence in the performance of his or her duties or by reason of his or her reckless disregard of his or her obligations and duties in the conduct of office (“Disabling Conduct”);

(c)          for which payment is actually made to Trustee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment actually received by Trustee under such insurance, clause, bylaw or agreement;

(d)          if and to the extent indemnification is prohibited by applicable law; or

(e)          in connection with any Proceeding (or part thereof) initiated by Trustee, against the Fund or its trustees, officers, employees, investment advisor or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the Fund has joined in the Proceeding (or relevant part thereof), (iii) the Board of Trustees has consented to the initiation of such Proceeding, (iv) such indemnification is provided by the Fund, in its sole discretion, pursuant to the powers vested in the Fund under the DSTA, or (v) the Proceeding (or relevant part thereof) is initiated pursuant to Section 12 hereof.

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4.          Continuation of Indemnity. All agreements and obligations of the Fund contained herein shall continue during the period Trustee is a trustee of the Fund and shall continue thereafter so long as Trustee shall be subject to any possible claim, whether asserted or unasserted; or threatened, pending or completed Proceeding, whether civil, criminal, arbitrational, administrative or investigative, including any appeal thereof or relating thereto, in respect of which Trustee is granted rights of indemnification or advancement of Expenses hereunder, in each case, by reason of the fact of Fund Status.

5.          Partial Indemnification. Trustee shall be entitled under this Agreement to indemnification by the Fund for a portion of the Expenses, judgments, fines and amounts paid in settlement and any other amounts that Trustee becomes legally obligated to pay in connection with any Proceeding referred to in Section 2 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Fund shall indemnify Trustee for the portion thereof to which Trustee is entitled.

6.          Notification and Defense of Claim. To obtain indemnification under this Agreement, Trustee shall submit to the Fund a written request therefor. As soon as practicable, and in any event, not later than thirty (30) days after Trustee becomes aware, by written or other overt communication, of any pending or threatened litigation, claim or assessment, Trustee will, if a claim in respect thereof is to be made against the Fund under this Agreement, notify the Fund of such pending or threatened litigation, claim or assessment; but the omission so to notify the Fund will not relieve it from any liability which it may have to Trustee otherwise than under this Agreement and any delay in so notifying the Fund shall not constitute a waiver by Trustee of any rights under this Agreement. With respect to any such pending or threatened litigation, claim or assessment as to which Trustee notifies the Fund of the commencement thereof:

(a)          the Fund will be entitled to participate therein at its own expense;

(b)          except as otherwise provided below, the Fund may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Trustee. After notice from the Fund to Trustee of its election to assume the defense thereof, the Fund will not be liable to Trustee under this Agreement for any legal or other expenses subsequently incurred by Trustee in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Trustee shall have the right to employ separate counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Fund of its assumption of the defense thereof shall be at the expense of Trustee unless (i) the employment of counsel by Trustee has been authorized by the Fund, (ii) Trustee shall have reasonably concluded, and so notified the Fund, that there may be a conflict of interest between the Fund and Trustee in the conduct of the defense of such action, or (iii) the Fund shall not in fact have employed counsel to assume the defense of Trustee in connection with such action, in any of such cases the fees and expenses of Trustee’s separate counsel shall be at the expense of the Fund. The Fund shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Fund or as to which Trustee shall have made the conclusion provided for in clause (ii) above; and

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(c)          the Fund shall not be liable to indemnify Trustee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Fund shall not enter into any settlement in connection with a Proceeding in any manner which would impose any Expenses, penalties (whether civil or criminal) or limitation on Trustee without Trustee’s written consent, which may be given or withheld in Trustee’s sole discretion.

7.          Expenses.

(a)          Subject to Section 7(b) below, the Fund shall advance, to the extent not prohibited by law and in accordance with the requirements of the ICA, all Expenses actually and reasonably incurred by Trustee in connection with any Proceeding promptly following request therefor, but in any event no later than twenty (20) days, after the receipt by the Fund of a written statement or statements requesting such advances (which shall include invoices received by Trustee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Trustee to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after the final disposition of any Proceeding. The right to advancement described in this Section 7 is vested. Advances shall be made without regard to Trustee’s ability to repay the expenses. Trustee shall qualify for advances upon the execution and delivery to the Fund of this Agreement, which shall constitute an undertaking providing that Trustee undertakes to the fullest extent required by law to repay the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment that Trustee is not entitled to be indemnified by the Fund. The right to advances under this Section 7 shall in all events continue until final disposition of any Proceeding, including any appeal therein.

(b)          A Trustee’s right to advancement of expenses as described in this Section 7, shall be conditioned on the advancement complying with the process set forth in current interpretive guidance promulgated by the Securities Exchange Commission (“SEC”) or its staff, or in reliance on SEC exemptive relief or no-action positions issued by the SEC staff. Advances made in accordance with this provision shall be unsecured, and all advances shall be interest free.

8.          Contribution.

(a)          Whether or not the indemnification provided in Section 2 is available, in respect of any Proceeding in which the Fund is jointly liable with Trustee (or would be if joined in such Proceeding), the Fund shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Trustee to contribute to such payment and the Fund hereby waives and relinquishes any right of contribution it may have against Trustee. The Fund shall not enter into any settlement of any Proceeding in which the Fund is jointly liable with Trustee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Trustee.

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(b)          Without diminishing or impairing the obligations of the Fund set forth in Section 8(a), if, for any reason, Trustee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed Proceeding in which the Fund is jointly liable with Trustee (or would be if joined in such Proceeding), the Fund shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Trustee in proportion to the relative benefits received by the Fund and all officers, trustees or employees of the Fund, other than Trustee, who are jointly liable with Trustee (or would be if joined in such Proceeding), on the one hand, and Trustee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Fund and all officers, trustees or employees of the Fund, other than Trustee, who are jointly liable with Trustee (or would be if joined in such Proceeding), on the one hand, and Trustee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Fund and all officers, trustees or employees of the Fund, other than Trustee, who are jointly liable with Trustee (or would be if joined in such Proceeding), on the one hand, and Trustee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)          The Fund hereby agrees to fully indemnify and hold Trustee harmless from any claims of contribution which may be brought by officers, trustees or employees of the Fund, other than Trustee, who may be jointly liable with Trustee.

(d)          To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Trustee for any reason whatsoever, the Fund, in lieu of indemnifying Trustee, shall contribute to the amount actually and reasonably incurred by Trustee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Fund and Trustee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Fund (and its trustees, officers, employees and agents) and Trustee in connection with such event(s) and/or transaction(s).

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9.          Presumptions and Effect of Certain Proceedings.

(a)          In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Trustee is entitled to indemnification under this Agreement if Trustee has submitted a request for indemnification in accordance with Section 6 of this Agreement, and the Fund shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by such person, persons or entity of any determination contrary to that presumption.

(b)          Without limiting the foregoing, if any Proceeding is disposed of on the merits or otherwise (including a disposition without prejudice), without (i) the final disposition being adverse to Trustee, (ii) a final adjudication by a court of competent jurisdiction that Trustee was liable to the Fund, (iii) a plea of guilty (iv) a final adjudication by a court of competent jurisdiction that Trustee did not act in good faith, and in a manner Trustee reasonably believed to be in or not opposed to the best interests of the Fund, or (v) with respect to any criminal proceeding, a final adjudication by a court of competent jurisdiction that Trustee had reasonable cause to believe Trustee’s conduct was unlawful, Trustee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(c)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Trustee to indemnification or create a presumption that Trustee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Fund or, with respect to any criminal Proceeding, that Trustee had reasonable cause to believe that such Trustee’s conduct was unlawful.

(d)          For purposes of any determination of good faith, Trustee shall be deemed to have acted in good faith to the extent Trustee relied in good faith on (i) the records or books of account of the Fund, including financial statements , (ii) information supplied to Trustee by the officers of the Fund in the course of their duties, (iii) the advice of legal counsel for the Fund or its Board of Trustees or counsel selected by any committee of the Board of Trustees or (iv) information or records given or reports made to the Fund by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Fund or its Board of Trustees or any committee of the Board of Trustees.

10.         Information Sharing. To the extent that the Fund receives a request or requests from a governmental third party or other licensing or regulating organization (the “Requesting Agency”), whether formal or informal, to produce documentation or other information concerning an investigation, whether formal or informal, being conducted by the Requesting Agency, and such investigation is reasonably likely to include review of any actions or failures to act by Trustee, the Fund shall promptly give notice to Trustee of said request or requests and any subsequent request. In addition, the Fund shall provide Trustee with a copy of any and all information or documentation that the Fund shall provide to the Requesting Agency.

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11.         No Imputation. The knowledge and/or actions, or failure to act, of any trustee, officer, agent or employee of the Fund or the Fund itself shall not be imputed to Trustee for purposes of determining any rights under this Agreement.

12.         Enforcement.

(a)          Any right to indemnification or advances granted by this Agreement to Trustee shall be enforceable by or on behalf of Trustee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, (ii) no disposition of such claim is made within ninety (90) days of request therefor; (iii) advancement of Expenses is not timely made pursuant to Section 7, (iv) payment of indemnification pursuant to this Agreement is not made within ten (10) days after a determination has been made that Trustee is entitled to indemnification or (v) the Fund or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Trustee the benefits provided or intended to be provided to Trustee hereunder, Trustee shall be entitled to an adjudication by the Delaware Court of Chancery of Trustee’s entitlement to such indemnification or advancement of Expenses, and the Fund shall not oppose Trustee’s right to seek any such adjudication in accordance with this Agreement. Trustee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the Expenses of prosecuting Trustee’s claim. It shall be a defense to any action for which a claim for indemnification is made under Section 2 hereof (other than an action brought to enforce a claim for advance or reimbursement of Expenses under this Agreement, provided that the required undertaking has been tendered to the Fund) that Trustee is not entitled to indemnification because of the limitations set forth in Section 3 hereof. Neither the failure of the Fund (including its Board of Trustees or its shareholders, or any subgroup of such trustees or shareholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Trustee is proper in the circumstances, nor an actual determination by the Fund (including its Board of Trustees or its shareholders, or any subgroup of such trustees or shareholders) that such indemnification is improper shall be a defense to the action or create a presumption that Trustee is not entitled to indemnification under this Agreement or otherwise.

(b)          To the fullest extent not prohibited by law, the Fund shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Fund is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to this Agreement that Trustee is entitled to indemnification, the Fund shall be bound by such determination in any Proceeding commenced pursuant to this Section 12, absent (i) a misstatement by Trustee of a material fact, or an omission of a material fact necessary to make Trustee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

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13.         Subrogation. In the event of payment under this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of Trustee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Fund effectively to bring suit to enforce such rights.

14.         Non-Exclusivity of Rights. The rights conferred on Trustee by this Agreement shall not be exclusive of any other right which Trustee may have or hereafter acquire under any statute, provision of the Declaration of Trust, agreement, vote of shareholders or trustees, or otherwise, both as to action in Trustee’s official capacity and as to action in another capacity while holding office. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Declaration of Trust and this Agreement, it is the intent of the parties hereto that Trustee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.         Insurance. To the extent that the Fund maintains an insurance policy or policies providing liability insurance for trustees, officers, employees, agents or fiduciaries of the Fund, Trustee shall be covered by such policy or policies (including with respect to prior service) to the same extent as the most favorably-insured persons under such policy or policies in a comparable position.

16.         Enforcement; Survival of Rights.

(a)          The Fund expressly confirms and agrees that the Fund has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Trustee to serve as a trustee of the Fund, and the Fund acknowledges that Trustee is relying upon this Agreement in serving the Fund in such capacity.

(b)          The rights conferred on Trustee by this Agreement shall continue after Trustee has ceased to be a trustee of the Fund, and shall inure to the benefit of Trustee’s heirs, executors and administrators.

(c)          The Fund shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Fund, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Fund would be required to perform if no such succession had taken place.

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(d)          The Fund and Trustee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Trustee and the Fund irreparable harm. Accordingly, the parties hereto agree that each of the Fund and the Trustee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, they shall not be precluded from seeking or obtaining any other relief to which they may be entitled. The Fund and Trustee further agree that they shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Fund and Trustee acknowledge that in the absence of a waiver, a bond or undertaking may be required by the Delaware Court of Chancery, and they hereby waive any such requirement of such a bond or undertaking.

17.         Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid, illegal or unenforceable for any reason, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) and such other provisions shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Fund shall nevertheless indemnify Trustee to the fullest extent provided by the Declaration of Trust, the DSTA or any other applicable law.

18.         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware and the ICA, without regard to their principles of conflicts of laws. The Fund and Trustee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery, (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

19.         Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

20.         Identical Counterparts. This Agreement may be executed in one or more counterparts (including counterparts delivered by facsimile or e-mail in portable document format (.PDF)), each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement.

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21.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

(a)          If to Trustee, at the address indicated on the signature page hereof.

(b)          If to the Fund, to:

SharesPost 100 Fund

1150 Bayhill Drive

San Bruno, California 94066

Attention:       President

or to such other address as may have been furnished to Trustee by the Fund.

22.         Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

SHARESPOST 100 FUND

By:
Name:
Title:

TRUSTEE

[Insert Name of Trustee]

Address:

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